UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 19, 2006

SMALL WORLD KIDS, INC.
(Exact Name Of Registrant Specified In Charter)

NEVADA	333-68532	86-0678911
(State Of Incorporation)	(COMMISSION FILE NUMBER)	(IRS Employer Identification No.)

5711 Buckingham Parkway, Culver City, CA 90230
(Address Of Principal Executive Offices) (Zip Code)

(310) 645-9680
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________________________

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁪	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪	Pre-commencement communications pursuantto Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

Pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) dated October 19, 2006 between Small World Kids, Inc. and the following investors; Russell Fine and Debra Fine (our President and Chief Executive Officer) as trustees of the Fine Family Trust, and Vintage Filings, Inc., the Company sold in a private placement 181,818 shares of its Class A-1 Convertible Preferred Stock (the “Preferred Shares”) for $200,000. The Purchase Agreement granted to the purchasers piggyback registration rights with respect to the shares of Company Common Stock issuable upon conversion of the Preferred Shares and certain participation rights in respect of future equity financings.

On October 19, 2006, the Company issued an aggregate of $330,000 in principal amount of 10% Convertible Debentures (the “Debenture”) to Hong Kong League Central Credit Union and Kershaw Mackie & Company with net proceeds of $300,000. Interest is payable monthly in arrears and the Debentures mature on March 31, 2008. The Debentures are convertible into shares of the Registrant’s Common Stock at the option of the holder at a conversion price $1.10 (subject to normal adjustments).

In consideration for the Debenture, the Company agreed to issue Warrants (“SBI Warrants”) to purchase an aggregate of 137,500 and 12,500 shares, respectively, at an exercise price of $1.10 per share, to SBI Advisors LLC, a placement agent and which is beneficially owned by Shelly Singhal, a director of the Small World Kids, and Kershaw Mackie & Company, who are also providing management consulting services to the Company.

On October 19, 2006, the Company also entered into a Registration Rights Agreement in connection with the Debentures and Warrants to provide piggy-back registration rights for the common shares issuable upon conversion of the Debentures or exercise of the Warrants.

On October 19, 2006, Laurus Master Funds, Ltd exercised the discretion granted to it pursuant to Section 2(a)(ii) of the Security Agreement dated February 28, 2006 with the Company to make loans to the Company in excess of the of the maximum allowed borrowings based on a formula amount of the secured assets on the Revolving Note (the “Overadvance”). The aggregate principal amount of the Overadvance is $1,500,000, of which amount $750,000 is already currently outstanding and $750,000 is available to the Company after October 10, 2006. The Overadvance, subject to certain restrictions, is available to the Company for a one year period. The interest applicable to the Overadvance shall be the “prime rate” published in The Wall Street Journal from time to time plus two percent (2%).

Item 1.02.  Termination of Material Agreement.

The disclosure set forth in Item 5.02 below is incorporated by reference.

Item 3.02.   Unregistered Sales of Equity Securities

On October 19, 2006, the Company issued Warrants to purchase an aggregate of 137,500 and 12,500 shares at an exercise price of $1.10 per share to SBI Advisors LLC, placement agent, and Kershaw Mackie & Company in connection with the placement of $330,000 in aggregate principal amount of 10% Convertible Debentures on October 11, 2006.

On October 19, 2006, the Company sold 181,818 Class A-1 Preferred Shares for $200,000 to the following investors; 90,909 shares to Russell Fine and Debra Fine (our President and Chief Executive Officer) as trustees of the Fine Family Trust and 90,909 shares to Vintage Filings. The Preferred Shares are convertible, at the option of the holder, into shares of the Company Common Stock at an initial conversion price of one share of Common Stock for each Preferred Share, subject to adjustment.

On October 19, 2006, the Company issued Warrants to purchase 91,477 and 67,614 shares at an exercise price of $1.10 per share to Cambria Capital LLC and David Fuchs, respectively. The Warrants were issued in connection with the conversion of the $1.5 million debentures and the sale on June 9, 2006 in a private placement of 227,727 shares of its Class A-1 Convertible Preferred Stock for $250,000 as referenced in the Company’s Form 8-K filed June 14, 2006.

Except for the SBI Warrants, no commissions were paid with respect to the sales of the securities

All of the securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D promulgated thereunder.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2006, John Matise, the Company’s Chief Operating Officer announced that he was going to be reducing his involvement with the company to a part-time basis (approximately 25%) through the end of the year and then will leave the Company.  His employment contract with the Company will be terminated at year end. John Matise has served as Chief Operating Officer since March 27, 2006. Prior to becoming COO, he has served as a consultant for the Company since January 2006. He had served as a Director of the Company from 2004 until resigning in June 2006 to vacate the seat that was subsequently filled by Mr. Eric Manlunus. Mr. Matise has joined Stone Canyon Venture Partners, LP as a Managing Director. Stone Canyon Venture Partner, LP is a Beverly Hills based venture capital investment firm that invests $4-6 million in U.S. based growth oriented businesses.

A copy of the Company’s news release issued on October 23, 2006 in connection with the foregoing, is attached hereto as Exhibit 99.2 and incorporated into Items 1.01, 3.02 and 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMALL WORLD KIDS, INC.

Date: October 23, 2006	By:	/s/ Debra Fine
Name: Debra Fine
Title: President and Chief Executive Officer

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Title
4.1	Note Purchase Agreement
4.2	Promissory Note to Hong Kong League Credit Union
4.3	Promissory Note to Kershaw Mackie
4.4	Warrant issued to SBI in connection with the Debentures
4.5	Registration Rights Agreement
4.6	Overadvance Side Letter - Laurus
4.7	Warrant issued to Cambria LLC
4.8	Warrant issued to David Fuchs
99.2	Press Release